7915 FM 1960 West, Ste. 220

Houston, TX 77070

September 23, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs:

We have read American Bitcoin Corp.’s statements included under Item 4.01 of its Form 8-K dated September 19, 2025, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K. We are not in a position to agree or disagree with other statements of American Bitcoin Corp. contained therein.

Sincerely,

/s/ RBSM LLP

RBSM LLP

Houston, Texas